                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Advanced Micro Devices, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

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     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                                        [AMD LOGO APPEARS HERE]
                         ADVANCED MICRO DEVICES, INC.
                                 One AMD Place
                                 P.O. Box 3453
                       Sunnyvale, California 94088-3453

                               ----------------

                   Notice of Annual Meeting of Stockholders
                           Thursday, April 29, 1999

                               ----------------

  We will hold the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. at the St. Regis Hotel, 2 East 55th Street, New York, New York 10022, on April 29, 1999, at 10:00 a.m. for the following purposes:

  . To elect nine directors.

  . To ratify the appointment of Ernst & Young LLP as our independent auditors for the current year.

  . To amend the Advanced Micro Devices, Inc. 1991 Stock Purchase Plan to increase the number of shares of common stock issuable under that plan from 5,100,000 to 7,100,000.

  . To transact other business that properly comes before the meeting.

  If you were a stockholder of record at the close of business on March 1, 1999, you may vote at this meeting. A list of these stockholders is kept at the offices of our transfer agent, EquiServe LP, 100 William Street-Galleria, New York, New York. You may vote on these proposals in person or by proxy. The meeting will only be open to stockholders, proxyholders and other invitees.


                                          By Order of the Board of Directors,

                                          Thomas M. McCoy
                                          Secretary

Sunnyvale, California
March 29, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING...........................   1

ELECTION OF DIRECTORS.....................................................   2

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS.........................   4

PRINCIPAL STOCKHOLDERS....................................................   5

STOCK OWNED BY DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS..   6

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE...................   7

EXECUTIVE COMPENSATION....................................................   7

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS......................  13

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.............  14

PERFORMANCE GRAPHS........................................................  18

RATIFICATION OF INDEPENDENT AUDITORS......................................  19

APPROVAL OF THE AMENDMENT TO THE ADVANCED MICRO DEVICES, INC. 1991 STOCK
 PURCHASE PLAN (Employee Stock Purchase Plan).............................  20

ANNUAL REPORT AND FINANCIAL STATEMENTS....................................  22

OTHER MATTERS.............................................................  22

                         ADVANCED MICRO DEVICES, INC.
                                 One AMD Place
                                 P.O. Box 3453
                       Sunnyvale, California 94088-3453

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        Annual Meeting of Stockholders
                                April 29, 1999

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Proxy Statement

  We are sending you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at our Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m. at the St. Regis Hotel, 2 East 55th Street, New York, New York 10022, on April 29, 1999. Stockholders who owned our common stock at the close of business on March 1, 1999, are entitled to vote. On this record date, there were approximately 146,161,636 shares of our common stock outstanding. Each share of our common stock that you own entitles you to one vote.

  We began mailing this proxy statement and the enclosed proxy card to all stockholders on or about March 29, 1999. We are paying for the cost of this solicitation. We may reimburse brokerage firms and other persons representing owners of shares for their expenses in forwarding solicitation material to the owners. We may also have certain officers, directors or employees solicit proxies in person, by telephone or in writing, without additional compensation. We have retained Georgeson & Company, Inc. and MacKenzie Partners, Inc., professional proxy solicitors, to assist in the solicitation of proxies. Employees of the soliciting firms may solicit proxies in person, by telephone, in writing, or by any other means of communication. We expect to pay the soliciting firms fees up to $22,000, plus normal out-of-pocket expenses for their assistance in soliciting proxies.

Quorum Requirement

  A quorum is necessary to hold a valid meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on a matter on the proxy card because the broker does not have the authority to vote on behalf of the beneficial owner of the shares.

Voting by Proxy

  If you properly fill in your proxy card and mail it to us in the enclosed, prepaid and addressed envelope, or if you submit your proxy by telephone or over the Internet, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

  . FOR the election of the director nominees.

  . FOR the ratification of the appointment of our auditors.

  . FOR the amendment to our 1991 Stock Purchase Plan.

  . If any other matter is properly presented at the Annual Meeting, your proxy will vote in his or her discretion.

  If you give a proxy, you may revoke it at any time before it is exercised. You can revoke it in one of three ways:

  . You may send in another proxy with a later date (by mail, telephone or the Internet).

  . You may notify our Corporate Secretary in writing before the Annual
    Meeting that you wish to revoke your proxy.

  . You may vote in person at the Annual Meeting.

  Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person. Returning your proxy card will ensure that your vote is counted if you later decide not to attend the meeting. You can also submit your proxy by telephone or over the Internet, as described below.

  . Voting by Telephone

  If you live in the United States or Canada, you may submit your proxy by following the Vote by Telephone instructions on the proxy card.

  . Voting on the Internet

  If you have Internet access, you may submit your proxy from any location by following the Vote by Internet instructions on the proxy card.

Voting in Person

  If you attend the Annual Meeting and wish to vote in person, we will give you a ballot when you arrive. If your shares are held in the name of your broker, bank or other nominee, you must bring a letter from the broker, bank or other nominee to the meeting showing that you were the direct or indirect (beneficial) owner of the shares on March 1, 1999.

Item 1--Election of Directors

  Nine directors will be elected at the Annual Meeting. Directors will hold office from the time of their election until the next annual meeting of stockholders and until they are succeeded by another director who has been elected. The nine nominees who receive the highest number of votes will be elected as directors. We will count only votes cast FOR a nominee in determining whether that nominee has been elected as director. You may withhold authority from your proxy to vote for the entire slate as nominated. You may also withhold the authority to vote for any individual nominee by writing the name of an individual nominee in the space provided on the proxy card. Your instruction on the proxy card to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes.

  The Nominating Committee of the Board of Directors selected, and the Board of Directors accepted, the following nine persons as nominees for election to the Board: Mr. W. J. Sanders III, Dr. Friedrich Baur, Mr. Charles M. Blalack, Dr. R. Gene Brown, Mr. Robert B. Palmer, Mr. Richard Previte, Mr. S. Atiq Raza, Mr. Joe L. Roby and Dr. Leonard M. Silverman. All of the nominees except Mr. Palmer are currently directors of AMD. If a nominee declines or is unable to act as a director, your proxy may vote for any substitute nominee proposed by the Board. Your proxy will vote FOR the election of these nominees, unless you instruct otherwise.

  The experience and background of each of the nominees are set forth below.

  W. J. Sanders III--Mr. Sanders, 62, is Chairman of the Board and Chief Executive Officer of AMD. Mr. Sanders co-founded AMD in 1969. He is also a director of Donaldson, Lufkin & Jenrette, Inc., the parent company of Donaldson, Lufkin & Jenrette Securities Corporation.

  Dr. Friedrich Baur--Dr. Baur, 71, has been President and Managing Partner of MST Beteiligungs und Unternehmensberatungs GmbH, a German consulting firm, since 1990. Beginning in 1953, Dr. Baur held a variety of positions of increasing responsibility with Siemens AG, retiring in 1982 as Executive Vice President and a Managing Director. He also represented Siemens AG on the Board of Directors of AMD from 1978 until 1982. From 1982 to 1990, Dr. Baur was Chairman of the Board of Zahnradfabrik Friedrichshafen AG.

  Charles M. Blalack--Mr. Blalack, 72, is Chairman of the Board and Chief Executive Officer of Blalack and Company, a registered investment advisor. From 1970 until 1991, Mr. Blalack was Chief Executive Officer of Blalack-Loop, Inc., an investment banking firm and member of the National Association of Securities Dealers. Prior to 1970, he was founder, Chairman and Chief Executive Officer of BW & Associates, an investment banking firm and member of the New York Stock Exchange. Mr. Blalack was a member of the Board of Directors of Monolithic Memories, Inc. until it was acquired by AMD in 1987.

  Dr. R. Gene Brown--Dr. Brown, 66, is a private investor and financial and management consultant. Currently, he is a director of Hagler Bailly, Inc. and was a non-employee Managing Director of Putnam, Hayes & Bartlett, Inc., an economic and management consulting firm, before it was acquired by Hagler Bailly, Inc. in 1998. From 1961 to 1968, Dr. Brown was a full-time professor in the graduate schools of business at Harvard University and then Stanford University. From 1968 to 1974, Dr. Brown was Vice President of Corporate Development for Syntex Corporation, and from 1974 to 1976, Dr. Brown was President of Berkeley BioEngineering.

  Robert B. Palmer, 58, was the Chairman and Chief Executive Officer of Digital Equipment Corporation (Digital), and negotiated the 1998 merger of Digital with Compaq Corporation. Mr. Palmer was named Chairman of the Board of Digital in May 1995, and was appointed Chief Executive Officer and President of Digital in October 1992. From 1990 to 1992, Mr. Palmer served as Vice President, Manufacturing and Logistics and Vice President, Manufacturing and Logistics and Component Engineering. After joining Digital in 1985, from 1986 to 1990, Mr. Palmer held the positions of Vice President, Semiconductor Operations and Vice President, Semiconductor and Interconnect Technology. Before Digital, Mr. Palmer was Executive Vice President of Semiconductor Operations at United Technologies Corporation (UTC), joining UTC in 1980 when it acquired Mostek Corporation, where he was a member of the founding team in 1969. Mr. Palmer is a member of the Board of Directors of AlliedSignal Inc. Mr. Palmer is also on the Board of Directors of the Cooper Institute for Aerobic Research, a non-profit preventative medicine research and education organization.

  Richard Previte--Mr. Previte, 64, is President, Co-Chief Operating Officer and Member of the Office of the CEO of AMD. Mr. Previte is also Chairman of the Board and currently acting Chief Executive Officer of Vantis Corporation, a subsidiary of AMD. We expect that Mr. Previte will become Vice Chairman of AMD at the Board meeting following the Annual Meeting and step down from the positions of Co-Chief Operating Officer and President. Prior to his election as President in 1990, Mr. Previte served as Executive Vice President and Chief Operating Officer from 1989 to 1990, Chief Financial Officer and Treasurer from 1969 until 1989, and Chief Administrative Officer and Secretary from 1986 to 1989.

  S. Atiq Raza--Mr. Raza, 50, is Executive Vice President, Co-Chief Operating Officer, Chief Technical Officer and Member of the Office of the CEO of AMD. Mr. Raza became Co-Chief Operating Officer in October 1998. We expect that Mr. Raza will become President and Chief Operating Officer at the Board meeting following the Annual Meeting. Mr. Raza became Senior Vice President and Chief Technical Officer following our acquisition of NexGen, Inc. on January 17, 1996, and became Executive Vice President and Member of the Office of the CEO in 1997. Prior to joining AMD, Mr. Raza was the Chairman, Chief Executive Officer, President and Secretary of NexGen and held those positions since 1991. From September 1988 until January 1991, Mr. Raza served as Executive Vice President of NexGen, responsible for engineering, marketing and prototype manufacturing. He was a member of the Board of Directors of NexGen from August 1989 and was elected Chairman of the Board in May 1994.

  Joe L. Roby--Mr. Roby, 59, is President, Chief Executive Officer and a director of Donaldson, Lufkin & Jenrette, Inc. (DLJ), a diversified financial services company and the parent company of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Roby has been a member of the Board of Directors of DLJ since 1989. He was appointed President of DLJ in February 1996 and Chief Executive Officer in February 1998. Mr. Roby served as the Chief Operating Officer of DLJ from November 1995 until February 1998. Previously, Mr. Roby was the Chairman of the Banking Group of Donaldson, Lufkin & Jenrette Securities Corporation, a position he had held since 1989. Mr. Roby is a member of the Board of Directors of Sybron International Corporation.

  Dr. Leonard M. Silverman--Dr. Silverman, 59, is Dean of the School of Engineering of the University of Southern California, and has held that position since 1984. He was elected to the National Academy of Engineering in 1988 and is a Fellow of the Institute of Electrical and Electronic Engineers. Dr. Silverman served on the Board of Directors of Tandon Corporation from 1988 to 1993. Dr. Silverman is also a member of the Board of Directors of Diodes, Inc. and Netter Digital Entertainment, Inc.

  Your Board of Directors unanimously recommends that you vote "FOR" the proposed slate of directors for the current year. Unless you indicate otherwise, your proxy will vote "FOR" the proposed nominees.

Committees and Meetings of the Board of Directors

  The Board of Directors held seven regularly scheduled and special meetings during the fiscal year ended December 27, 1998. Each current member of the Board of Directors nominated for election attended at least 75% of the meetings of the Board of Directors and of the committees on which he served during 1998. The Board has three permanent committees: the Audit Committee, the Nominating Committee and the Compensation Committee.

  Audit Committee. The Audit Committee currently consists of Dr. R. Gene Brown, as Chair, Mr. Joe L. Roby and Mr. Charles M. Blalack, each a non-employee director. The Board appoints members annually. If Mr. Robert B. Palmer is elected to the Board at the Annual Meeting, we expect Mr. Palmer to replace Mr. Roby on the Audit Committee. The Audit Committee held five meetings during 1998. The Audit Committee reviews our accounting policies, internal controls, financial reporting practices, contingent risks and risk management strategies and plans, including litigation and Year 2000 issues, and the services and fees of independent auditors. In connection with these reviews, the Audit Committee meets alone with our financial and legal personnel, and with our independent auditors, who have free access to the Audit Committee at any time. The director of our Internal Control Department reports directly to the Chairman of the Audit Committee and serves a staff function for the Audit Committee. The Audit Committee recommends the selection of the independent auditors to serve the following year in examining our accounts. The Audit Committee also annually reviews the independence of the independent auditors as a factor in these recommendations.

  Nominating Committee. The Nominating Committee consists of Mr. W. J. Sanders III, as Chair, Mr. Joe L. Roby, Mr. Charles M. Blalack and Dr. R. Gene Brown. The Board appoints members annually. If Mr. Robert B. Palmer is elected to the Board at the Annual Meeting, we expect Mr. Palmer to replace Mr. Roby on the Nominating Committee. The Nominating Committee met once during 1998 to consider nominees for the 1998 Annual Meeting. If you wish to submit names of prospective nominees for consideration by the Nominating Committee you should do so in writing to our Corporate Secretary (nomination procedures are discussed in greater detail in our bylaws which will be provided to you upon written request).

  Compensation Committee. The Compensation Committee currently consists of Mr. Charles M. Blalack, as Chair, Dr. R. Gene Brown and Dr. Leonard M. Silverman, each a non-employee director. The Board appoints members annually. The Compensation Committee recommends to the Board proposed equity incentive plans, determines equity compensation for the Chief Executive Officer and other executive officers upon the recommendation of the Chief Executive Officer and the Senior Vice President, Human Resources, provides oversight of the salaries of executive officers as determined by the Chief Executive Officer, adopts executive bonus plans and grants equity awards to certain other employees. During 1998, the Compensation Committee met 12 times.

  Directors' Fees and Expenses. In 1998, we paid each director who was not an employee of AMD an annual fee of $25,000, a fee of $1,500 for attendance at each regular or special meeting of the Board, and a fee of $1,000 for attendance at each meeting of each committee (other than the Nominating Committee) on which they served. In addition, we paid the Chairman of the Audit Committee an annual fee of $20,000 for service in that capacity, and we paid the Chairman of the Compensation Committee an annual fee of $4,000 for service in that capacity. We did not pay additional amounts for special assignments. We also reimburse reasonable out-of-pocket expenses incurred by directors in connection with attending meetings and performing other Board-related services for AMD, and, on occasion, travel expenses of their spouses.

  Pursuant to a nondiscretionary formula set forth in the 1996 Stock Incentive Plan, we grant options to purchase 15,000 shares of common stock to non-employee directors on their initial election to the Board. These options vest on July 15 of the first, second, third and fourth calendar years following election in the following amounts, respectively: 6,000, 4,500, 3,000 and 1,500. If the director remains on the Board, we automatically grant supplemental options to purchase 5,000 shares of common stock on each subsequent re-election. Approximately one-third of these options vest on July 15 of each of the second, third and fourth calendar years following re-election. The exercise price of each option is the fair market value on the date of grant. The options expire on the earlier of ten years plus one day from the grant date or twelve months following termination of a director's service on the Board.

  Any non-employee director may elect to defer receipt of all or a portion of his annual fees and meeting fees, but may not defer less than $5,000. We credit deferred amounts plus interest to an account for record-keeping purposes, and we pay cash payments in a lump sum or in installments over a period of years, as elected by the director. Except in the case of the director's death or disability, payments commence upon the latest of the director's tenth anniversary of his first deferral, age 55, or upon retirement from the Board, but in no event later than age 70. The aggregate amount of retirement payments equals the director's deferred fees plus the accumulation of interest. In the event of the director's death, his beneficiary will receive the value of his account plus, in certain cases, a supplemental death benefit of up to ten times the average annual amount of his deferred fees. During 1998, Dr. Brown deferred fees in the amount of $20,000 pursuant to this program. In addition, in lieu of his annual fee, Dr. Brown used an automobile provided by us, valued at $25,512, which is taxable to him. We also provided Dr. Brown with family medical and dental insurance benefits with a value of $3,392.

Principal Stockholders

  The following table shows the name of, address of, number of shares held by, and percentage of shares held as of March 1, 1999, by each person or entity we know to be the beneficial owner of more than five percent of our common stock.

   Name and Address of                                                 Percent
     Beneficial Owner       Amount and Nature of Beneficial Ownership  of Class
   -------------------     ------------------------------------------- --------
The Capital Research and
 Management Company....... 14,731,300(1)                                10.08%
333 South Hope Street      (sole dispositive power as to all shares)
Los Angeles, CA 90071

Brinson Partners, Inc..... 11,633,700(2)                                 7.96%
209 South LaSalle          (shared voting power and shared dispositive
                           power
Chicago, IL 60604          to all shares)

--------
(1) This information is based on Amendment No. 2 to the Schedule 13G filed with the Securities and Exchange Commission on February 11, 1999, by Capital Research and Management Co. (Capital), a registered investment advisor. Capital is deemed to be the beneficial owner of 14,731,300 shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Shares reported by Capital include 1,527,700 shares resulting from the assumed conversion of $56,525,000 principal amount of our 6.00% Convertible Subordinate Notes, due 2005.

(2) This information is based on Schedule 13G filed with the Securities and Exchange Commission on February 11, 1999. Brinson Partners, Inc. (Brinson) is an indirect wholly-owned subsidiary of UBS AG (UBS) located at Bahnhofstrasse 45, 8021, Zurich, Switzerland. UBS reported indirect ownership of shares by reason of its ownership of Brinson and intermediate holding companies. The 11,633,700 shares are owned by clients of Brinson, an investment adviser. No individual client of Brinson owns more than five percent of AMD common stock.

   STOCK OWNED BY DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS

  The table below shows the number of shares of our common stock beneficially owned as of March 1, 1999, by our directors, the nominees recommended by the Nominating Committee and nominated by the Board of Directors for election as directors, by each of our executive officers listed in the Summary Compensation Table, and by all of our current directors and executive officers as a group. Except as otherwise indicated, each person has sole investment and voting powers with respect to the shares shown as beneficially owned. Ownership information is based upon information provided by the individuals.

                                  Director      Amount and Nature of    Percent
                Name               Since      Beneficial Ownership(1)   of Class
                ----              --------    ------------------------- --------
     W. J. Sanders III..........    1969              2,308,947 (2)       1.54%
     Dr. Friedrich Baur.........    1994(3)               4,200 (4)        *
     Charles M. Blalack.........    1989                 26,000 (5)        *
     Dr. R. Gene Brown..........    1969                 43,224 (6)        *
     Robert B. Palmer...........     N/A(7)                 0              *
     Richard Previte............    1990                657,763 (8)        *
     S. Atiq Raza...............    1996                136,701 (9)        *
     Joe L. Roby................    1991                 36,800(10)        *
     Dr. Leonard M. Silverman...    1994                 15,000(11)        *
     Robert R. Herb(12).........     N/A                113,925(13)        *
     Eugene D. Conner(14).......     N/A                469,929(15)        *
     All directors and executive
      officers as a group
      (15 persons)..............     N/A              4,659,960(16)     3.10%

--------
  * Less than one percent.

 (1) Some of the individuals may share voting power with regard to the listed shares with their spouses.

 (2) Includes 2,100,000 shares subject to options that are exercisable on March 1, 1999 or become exercisable within 60 days thereafter. Excludes any shares owned by Mr. Sanders' wife, as to which Mr. Sanders disclaims beneficial ownership.

 (3) Dr. Baur was also a member of the Board of Directors from 1978 until 1982.

 (4) Includes 4,200 shares subject to options that are exercisable on March 1, 1999 or become exercisable within 60 days thereafter.

 (5) Includes 24,000 shares subject to options that are exercisable on March 1, 1999 or become exercisable within 60 days thereafter.

 (6) Includes 16,000 shares subject to options that are exercisable on March 1, 1999 or become exercisable within 60 days thereafter.

 (7) Mr. Palmer is nominated for election at the Annual Meeting.

 (8) Includes 545,550 shares subject to options that are exercisable on March 1, 1999 or become exercisable within 60 days thereafter.

 (9) Includes 64,500 shares subject to options that are exercisable on March 1, 1999 or become exercisable within 60 days thereafter.

(10) Includes 24,000 shares subject to options that are exercisable on March 1, 1999 or become exercisable within 60 days thereafter.

(11) Includes 15,000 shares subject to options that are exercisable on March 1, 1999 or become exercisable within 60 days thereafter.

(12) Mr. Herb, 37, is Senior Vice President and Co-Chief Marketing Executive of AMD.

(13) Includes 90,924 shares subject to options that are exercisable on March 1, 1999 or become exercisable within 60 days thereafter.

(14) Mr. Conner, 56, is Executive Vice President, Strategic Relations and Member of the Office of the CEO of AMD.

(15) Includes 429,264 shares subject to options that are exercisable on March 1, 1999 or become exercisable within 60 days thereafter.

(16) Includes 3,950,698 shares subject to options that are exercisable on March 1, 1999 or become exercisable within 60 days thereafter.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our directors, our Section 16 officers and any persons holding more than ten percent of our common stock to report to the Securities and Exchange Commission and the New York Stock Exchange their initial ownership of our stock and any changes in that ownership. No person holds more than ten percent of our common stock. We believe that during fiscal year 1998, our directors filed all Section 16(a) reports on a timely basis. During 1998, the following
Section 16 officers did not file the report of their initial ownership of our stock within ten days after becoming a reporting person: Messrs. Gary Heerssen, Lawrence Hollatz, Walid Maghribi, Daryl Ostrander and Dr. William Siegle. Mr. Vinod Dham filed a late report for one transaction in 1998. In making this statement, we have relied upon the written representations of our directors and Section 16 officers.

Executive Compensation

  The following table shows for our last three fiscal years, the compensation paid by us to our Chief Executive Officer and to the four other most highly paid executive officers whose aggregate salary and bonus compensation exceeded $100,000.

                    SUMMARY COMPENSATION TABLE (1996-1998)

                                   Annual Compensation                         Long-Term Compensation Awards
                         --------------------------------------------    ---------------------------------------------
                                                                                          Securities
   Name and Principal                                    Other Annual     Restricted      Underlying     All Other
        Position         Year   Salary     Bonus(1)      Compensation    Stock Awards      Options     Compensation(2)
   ------------------    ---- ---------- ----------      ------------    ------------     ---------- -----------------
W. J. Sanders III....... 1998 $1,000,000 $   12,167(3)     $274,427(4)     $      0                0      $516,503
 Chairman and Chief      1997 $1,000,000 $  617,817(3)     $256,928(4)     $      0                0      $472,812
 Executive Officer       1996 $1,038,461 $2,000,000(3)     $217,818(4)     $      0        2,500,000      $ 49,454

Richard Previte......... 1998 $  769,401 $    9,078(5)     $      0        $      0          160,000      $ 40,114
 President, Co-Chief     1997 $  757,477 $    8,068(5)     $      0        $      0          100,000      $ 30,843
 Operating Officer and   1996 $  709,312 $  558,945(5)     $      0        $882,296(6)       145,267      $ 38,429
 Member of the Office
 of the CEO

S. Atiq Raza............ 1998 $  605,000 $  206,663        $      0        $      0          403,250      $ 16,098
 Co-Chief Operating
  Officer,               1997 $  456,731 $    4,473        $      0        $      0           75,000      $ 12,537
 Chief Technical Officer 1996 $  306,350 $  330,693(7)     $      0        $533,346(8)       250,132      $  7,100
 and Member of the
  Office
 of the CEO

Robert R. Herb.......... 1998 $  361,298 $  379,483        $ 55,701(9)     $      0          250,900      $  8,974
 Senior Vice President   1997 $  226,250 $    2,177        $141,893(9)     $      0          102,000      $  6,974
 and Co-Chief            1996 $  207,500 $        0        $      0        $347,600(10)       27,156      $  4,602
 Marketing Executive

Eugene D. Conner........ 1998 $  502,403 $  147,927        $      0        $      0           50,000      $ 19,473
 Executive Vice
  President,             1997 $  436,923 $    4,304        $      0        $      0           50,000      $ 18,753
 Strategic Relations     1996 $  406,635 $  100,000        $      0        $441,172(11)       72,632      $ 15,975

--------
 (1) Includes cash profit sharing in the following amounts for Messrs. Sanders, Previte, Raza, Herb and Conner: for 1998, $12,167, $9,078, $6,663, $4,483 and $5,427; for 1997, $10,371, $8,068, $4,473, $2,177 and
     $4,304. No cash profit sharing was paid for 1996.
 (2) Includes for 1998 and 1997, for Mr. Sanders, pursuant to his employment agreement, $400,000 in deferred retirement compensation for each year and $64,943 and $23,000 as a deferred cost of living salary adjustment. Includes for 1998, for Messrs. Sanders, Previte, Raza, Herb and Conner, our matching contributions to our 401(k) Plan in the amounts of $2,400, $2,400, $2,400, $2,400 and $2,400, our matching contributions to the Executive Savings Plan (the ESP) in the amounts of $13,574, $8,928, $0, $2,616 and, $4,725, imputed income from term life insurance in the amounts of $9,304, $5,546, $1,821, $733 and $1,997 and premiums paid for individual insurance policies in the amount of $26,282, $23,241, $11,876, $3,225 and $10,352. Includes for 1996, the premiums paid for individual life insurance policies as set out in footnote 3 to the Summary Compensation Table in our proxy statement dated March 20, 1997.

 (3) No bonus was earned for 1998, 1997 or 1996. This column includes cash profit sharing for 1998 and 1997. (See note 1.) In 1997, pursuant to the terms of Mr. Sanders' employment agreement, $607,446 was paid from the Unpaid Contingent Bonus from 1995. For 1996, a bonus amount of $2,000,000 was paid from the Unpaid Contingent Bonus carried forward from 1993, 1994 and 1995. No additional carryover amount currently exists.
 (4) Includes for 1998, 1997 and 1996, $113,782, $104,178 and $104,089, of in-
     kind compensation in the form of company provided vehicles; and $96,061, $78,176 and $62,864, reflecting the cost of providing physical security services.
 (5) No bonus was earned for 1998, 1997 or 1996. This column includes cash profit sharing for 1998 and 1997. (See note 1.) For 1996, a bonus amount of $558,945 was paid from the Unpaid Contingent Bonus carried forward from 1994 and 1995. No additional carryover amount exists.
 (6) The total number of restricted shares held by Mr. Previte and its aggregate value at December 27, 1998, was 57,366 shares valued at $1,605,674. The value is based on the closing sales price of our common stock on December 24, 1998 ($28), and is net of consideration paid for the stock. On December 31, 1998, 30,000 shares of restricted stock did not vest under a 1994 award because performance conditions were not met. The dollar value of the restricted stock appearing in the table with respect to 1996 is based on the closing sales price of our common stock on October 11, 1996 ($16.13), the date of the award, and is net of consideration paid for the stock. The 1996 award vests if certain stock targets and employment related conditions are met. The stock targets for the 1996 award were met in 1997. 27,367 of the restricted shares vested in January 1998, and 13,683 of the restricted shares vested in January 1999. If Mr. Previte is employed on January 19, 2000, 13,683 of the restricted shares will vest.
 (7) Includes $30,693 paid in the form of cancellation of indebtedness on a note for interest accrued to October 17, 1996.
 (8) The total number of restricted shares held by Mr. Raza and its aggregate value at December 27, 1998, was 13,685 shares valued at $383,043. The value is based on the closing sales price of our common stock on December 24, 1998 ($28), and is net of consideration paid for stock. The dollar value of the restricted stock appearing in the table with respect to 1996 is based on the closing sales price of our common stock on the date of the awards, April 24, 1996 ($18.38) and October 11, 1996 ($16.13). 2,500
     of the performance restricted shares awarded in April 1996 vested in January 1997; the performance conditions for the other 2,500 shares awarded in April 1996 were not met, and the award did not vest in January 1998. The October 1996 award vests if certain stock targets and employment related conditions are met. The stock targets for the October 1996 award were met in 1997. 13,683 of the restricted shares vested in January 1998 and 6,843 of the restricted shares vested in January 1999. If Mr. Raza is employed on January 19, 2000, 6,842 of the restricted shares will vest.
 (9) Includes for 1998, $36,943 of relocation assistance and $17,458 of in-kind compensation in the form of a company provided vehicle. Includes for 1997, $128,789 of relocation assistance.
(10) The total number of restricted shares held by Mr. Herb and its aggregate value at December 27, 1998, was 10,000 shares valued at $280,000. The value is based on the closing sales price of our common stock on December 24, 1998 ($28). The dollar value of the restricted stock appearing in the table with respect to 1996 is based on the closing sales price of our common stock on April 22, 1996 ($17.38), the date of the award. The 1996 award of 20,000 restricted shares vested 50% in January 1998 and 50% in January 1999.
(11) The total number of restricted shares held by Mr. Conner and its aggregate value at December 27, 1998, was 13,685 shares valued at $383,043. The value is based on the closing sales price of our common stock on December 24, 1998 ($28), and is net of consideration paid for the stock. The dollar value of the restricted stock appearing in the table with respect to 1996 is based on the closing sales price of our common stock on October 11, 1996 ($16.13), the date of the award, and is net of consideration paid for the stock. The 1996 award vests if certain stock price targets and employment related conditions are met. The stock price targets for the 1996 award were met in 1997. 13,683 of the restricted shares vested in January 1998, and 6,843 of the restricted shares vested in January 1999. If Mr. Conner is employed on January 19, 2000, 6,842 of the restricted shares will vest.

                    OPTION GRANTS IN THE LAST FISCAL YEARS

                                                                          Potential Realizable Value
                          Number of    % of Total                           at Assumed Annual Rates
                          Securities    Options                           of Stock Price Appreciation
                          Underlying   Granted to  Exercise                   for Option Term(2)
                           Options    Employees in Price Per Expiration -------------------------------------
          Name             Granted(1) Fiscal Year    Share      Date       0%               5%        10%
          ----           ------------ ------------ --------- ---------- ---------       ---------- ----------
W. J. Sanders III.......         0           0%        N/A         N/A  $       0       $        0 $        0
Richard Previte.........   100,000        1.53%     $27.75     4/30/08  $       0       $1,745,183 $4,422,635
                            30,000         .46%     $ 0.01     4/30/08  $ 832,200       $1,355,755 $2,158,991
                            30,000         .46%     $ 0.01    10/14/08  $ 481,500       $  784,501 $1,249,365
S. Atiq Raza............   178,250        2.73%     $27.75     4/30/08  $       0       $3,110,788 $7,883,348
                           112,500        1.72%     $27.75     5/13/08  $(196,875)(3)   $1,642,642 $4,464,822
                           112,500        1.72%     $27.75     5/13/08  $(196,875)(3)   $1,642,642 $4,464,822
Robert R. Herb..........    10,900         .17%     $18.81     1/23/08  $  (7,412)(3)   $  116,868 $  307,539
                           240,000        3.68%     $21.38     3/11/08  $       0       $3,226,984 $8,177,811
Eugene D. Conner........    50,000         .77%     $27.75     4/30/08  $       0       $  872,591 $2,211,318

--------
(1) For all optionees: Each option has a ten-year term. Each option is subject to earlier termination upon the optionee's termination of employment, death or disability. The exercise price may be paid in cash or in shares. Withholding taxes due on exercise may be paid in cash, with previously owned shares, or by having shares withheld. If Mr. Previte's employment continues, his options become exercisable. If Mr. Raza's employment continues, his options become exercisable as follows: 100,000 in 1999, 140,750 in 2000 and 162,500 in 2001. If Mr. Herb's employment continues, his options become exercisable as follows: 10,900 in 1998, 50,000 in 1999, 70,000 in 2000, 70,000 in 2001 and 50,000 in 2002. If Mr. Conner's
    employment continues, his options become exercisable as follows: 25,000 in 2000 and 25,000 in 2001. Upon an optionee's termination of employment, options may be exercised only to the extent exercisable on the date of such termination of employment. Upon an optionee's death or disability, certain options that vest during the year of death or disability may become exercisable. Options may also become fully exercisable upon a change in control of AMD as that term is defined under AMDs stock incentive plans or in accordance with an optionee's management continuity agreement. See the discussion under "Employment Agreements and Compensation Agreements" and "Change in Control Arrangements."
(2) The 0%, 5% and 10% assumed rates of annual compound stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of future prices of our common stock.
(3) These options were granted at an exercise price greater than the fair market value of our common stock on the date of grant.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       Number of Securities          Value of Unexercised
                           Number                     Underlying Unexercised             In-The-Money
                          of Shares                     Options at 12/27/98        Options at 12/27/98(1)
                         Acquired on     Value     ----------------------------- -----------------------------
          Name            Exercise     Realized(1) (Exercisable) (Unexercisable) (Exercisable) (Unexercisable)
          ----           ----------- ------------- ------------- --------------- ------------- ---------------
W. J. Sanders III.......        0      $      0      2,100,000      1,100,000     $26,274,000    $14,575,000
Richard Previte.........   22,633      $402,867        545,550        282,634     $ 2,922,716    $ 2,800,426
S. Atiq Raza............   31,316      $344,025         81,750        586,316     $   416,873    $   890,670
Robert R. Herb..........        0      $      0         40,924        339,882     $   484,183    $ 2,692,295
Eugene D. Conner........   11,316      $201,425        429,264        111,316     $ 4,835,986    $   560,485

--------
(1) Value for these purposes is based solely on the difference between market value of underlying shares on the applicable date (i.e., date of exercise or fiscal year-end) and the exercise price of options.

Employment Agreements and Compensation Agreements

  Chairman's Employment Agreement. In 1996, we entered into an amended and restated employment agreement with Mr. Sanders, the term of which is September 1, 1996 through December 31, 2003. The agreement provides for annual base compensation to Mr. Sanders of no less than $1,000,000 through 2001, $500,000 in 2002 and $350,000 in 2003. Base compensation for periods prior to 2003 will be adjusted for cost of living increases. Cost of living adjustments for periods prior to 2002 will be deferred (with interest) until a deduction for federal income tax purposes will be allowed for their payment or March 31, 2004, if earlier.

  Mr. Sanders' incentive compensation consists of an annual incentive bonus and stock options. The annual incentive bonus equals 0.6% of our adjusted operating profits for each respective fiscal year through 2001 in excess of 20% of adjusted operating profits for the immediately preceding fiscal year. Under the agreement, the annual bonus payment may not exceed $5,000,000. Any excess amount of an annual incentive bonus over $5,000,000 (the Unpaid Contingent Bonus) will be added to the bonus determined for each specified future period, subject to the $5,000,000 limit in each of those years. "Adjusted operating profits" for these purposes consist of our operating income as reported on our financial statements, adjusted for any pretax gain or loss from certain joint ventures, and increased by any expenses accrued for profit sharing plan contributions and Executive Bonus Plan bonuses. Mr. Sanders is also eligible to receive a discretionary bonus, in an amount determined by the Compensation Committee of the Board, based on the Committee's assessment of his performance.

  In 1996, we granted Mr. Sanders an option to purchase 2,500,000 shares of our common stock under the agreement. The Compensation Committee does not expect to grant further stock option awards to Mr. Sanders over the term of the agreement, except in unusual circumstances. Options for 1,250,000 shares are performance- and time-based. The performance element of the options provides for a scheduled accelerated vesting should our average stock price attain or exceed certain milestones for a rolling three-month period. The milestone stock prices are $26.00, $31.00, $37.50, $45.00 and $54.00 per share for 1997 through 2001, respectively. If the highest milestone applicable to a year is met, options for 250,000 shares applicable to that year will vest. Achieving lower stock price milestones results in the acceleration of lesser percentages of the stock. Performance-accelerated vesting will occur early if the performance milestones for a later year are attained in an earlier year.

  If the performance-based options do not vest on an accelerated basis, they will vest on a time-based schedule provided that Mr. Sanders is employed on the applicable vesting date. They vest at the rate of 0% in 1997 and 1998, 10% (125,000 shares) on November 15, 1999, 15% (187,500) on November 15, 2000, 20%
(250,000 shares) on November 15, 2001, 20% (250,000 shares) on November 15, 2002 and 35% (437,500 shares) on November 15, 2003, if Mr. Sanders is employed on those dates. 750,000 of these options were vested as of March 1, 1999.

  Options to purchase the remaining 1,250,000 shares vest on a time-based schedule at the rate of 325,000 shares per year on November 15, 1997 and 1998, and 200,000 shares per year on November 15, 1999, 2000 and 2001, if Mr. Sanders is employed on the applicable vesting date. 650,000 of these options were vested as of March 1, 1999.

  Mr. Sanders may exercise vested 1996 options after termination of employment no later than: (1) five years after retirement as Chief Executive Officer; (2) three years after death or disability; (3) one year after a voluntary resignation of employment other than for defined reasons; (4) thirty days after a termination by us "for cause;" and (5) with respect to any other termination of employment, two years after such termination in the case of options that vested prior to termination of employment and one year after the later of termination of service or the vesting date in the case of options that vest only upon or following termination of employment. All of the 1996 options will expire on September 29, 2006, if not earlier exercised or terminated.

  If we terminate Mr. Sanders' employment other than "for cause" or constructively terminate Mr. Sanders' employment, including re-assigning him to lesser duties, reducing or limiting his compensation or benefits, removing him from his responsibilities other than for good cause, requiring him to relocate or transfer his principal place of residence, or not electing or retaining him as Chairman and Chief Executive Officer, we are obligated to pay Mr. Sanders his annual base salary through the later to occur of December 31, 2002 or one year from the date of termination of employment. In such circumstances, we are obligated to pay Mr. Sanders' incentive compensation for the fiscal year during which such termination occurs and for the following fiscal year, plus the amount of any Unpaid Contingent Bonus then remaining unpaid. In addition, all time-based options will vest and accelerated performance-based options may vest for the year of termination or constructive termination and for the year following termination, if the performance milestones are attained by us within such periods.

  Under the agreement, we are obligated to guarantee the repayment of any loan, including interest, Mr. Sanders obtains for the purpose of exercising options or warrants to purchase our stock up to the lesser of (1) the exercise price of the options plus taxes paid by Mr. Sanders by reason of the exercise or (2) $3,500,000. Our obligation to guarantee such loans continues for a period of two years after the applicable event. If Mr. Sanders enters into loan agreements for any other reason, we are obligated to guarantee repayment of such loans up to $3,500,000 for a period ending 180 days after termination of service.

  Mr. Sanders is entitled to receive certain benefits if he becomes disabled while employed by us. Mr. Sanders is also entitled to receive such other benefits of employment with us as are generally available to members of our management. For ten years following any termination, disability, termination without cause or such other event, we will provide Mr. Sanders health and welfare benefits comparable to those he was receiving and we will reimburse him for all income taxes due on the receipt of such benefits.

  In the event that Mr. Sanders' employment terminates following a change in control, Mr. Sanders will receive:

  . The greater of the salary payable for the remaining term of the agreement or three times his base salary.

  . Bonus payments equal to the average of the two highest annual bonuses paid during the last five calendar years immediately prior to the change in control, plus, as soon as can be determined, any excess over such amount of the sum of the bonuses which would otherwise have been payable to Mr. Sanders for the year in which the termination occurred and the following year.

  . Vesting of all time-based options and vesting of time-based performance-accelerated options if the performance milestones are satisfied on the basis of the acquisition price or such options otherwise would have vested in the year of such change in control.

  Mr. Sanders will also be entitled to an additional payment necessary to reimburse him for any federal excise tax imposed on him by reason of his receipt of payments under his employment agreement or otherwise, so that he will be placed in the same after-tax position as he would have been had no such tax been imposed.

  If Mr. Sanders' employment terminates by reason of his disability or death, he or his estate is entitled to his full base salary under the agreement through 2001, the incentive compensation for the fiscal year in which such termination occurred and for the following fiscal year, the amount of any Unpaid Contingent Bonus then remaining unpaid and, in the case of death, an additional year's salary. Any time-based options Mr. Sanders has been granted that would otherwise vest within two years following termination will vest, and all time-based performance-accelerated options which otherwise would have vested prior to the end of the fiscal year following the death or disability will vest if the performance milestones are met as described above. In addition, his beneficiaries will be entitled to receive that portion of the death benefit payable under a $1,000,000 face amount policy which exceeds the aggregate premiums paid by us on that policy.

  Pursuant to the agreement, we will accrue an additional $400,000 per year in deferred retirement compensation for five years, payable to Mr. Sanders only if he is Chief Executive Officer on September 12, 2001. Accrued amounts will be credited with interest at the rate of 9% per annum. The payment of $2,000,000 plus interest will be made to Mr. Sanders following his termination in a manner that ensures that the retirement payments will be deductible under
Section 162(m) of the Code. If Mr. Sanders terminates his employment by reason of a change in control or because of a constructive termination, or we terminate Mr. Sanders' employment other than "for cause," all retirement deferrals will immediately accelerate and will be payable following termination in a manner that ensures that the retirement payments will be deductible under Section 162(m). Upon death or disability before December 31, 2001, a prorated amount will be payable to Mr. Sanders or his estate following his death or disability.

Change in Control Arrangements

  Management Continuity Agreements. We have entered into management continuity agreements with each of our executive officers named in the Summary Compensation Table, designed to ensure their continued services in the event of a change in control. Except for Mr. Sanders' management continuity agreement, all the agreements provide that benefits are payable only if the executive officer's employment is terminated by us, including a constructive discharge, within two years following a change in control. For purposes of the agreements, a change in control includes any change of a nature which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended. A change in control is conclusively presumed to have occurred on:

  . Acquisition by any person, other than AMD, or any employee benefit plan of ours, of beneficial ownership of more than 20% of the combined voting power of our then outstanding securities.

  . A change of the majority of the Board of Directors during any two consecutive years, unless certain conditions of Board approval are met.

  . A determination by certain members of the Board within one year after an event that such event constitutes a change in control.

  All of the management continuity agreements provide that, in the event of a change in control, we will reimburse each executive officer who has signed a management continuity agreement for any federal excise tax payable as a result of benefits received from us. Other than Mr. Sanders' agreement, the agreements provide that, if within two years after a change in control the executive officer's employment is terminated by us or the executive officer is constructively discharged, the executive officer will receive:

  . A severance benefit equal to three times the sum of his rate of base compensation plus the average of his two highest bonuses in the last five years.

  . Payment of his accrued bonus.

  . Twelve months' continuation of other incidental benefits.

  . Full and immediate vesting of all unvested stock options, SARs and restricted stock awards.

  Mr. Sanders' management continuity agreement provides that, except for awards under the agreement, all stock options that he holds will become fully vested on the occurrence of a change in control and the restrictions on any shares of our restricted stock which he may hold will lapse as of such date. Mr. Sanders' management continuity agreement does not apply to amounts payable to or awards under his employment agreement, and is superseded by the employment agreement with respect to such amounts or awards.

  Vesting of Stock Options, Limited Stock Appreciation Rights and Restricted Stock. Except with respect to options and awards under Mr. Sanders' agreement, options and associated limited stock appreciation rights (LSARs) granted to our officers would become exercisable upon the occurrence of any change in the beneficial ownership of any quantity of shares of our common stock (where the purpose for the acquisition of such beneficial ownership is other than passive investment), that would effect a change in control of AMD of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, other than a change in control that has been approved in advance by our Board of Directors. A change in control shall be conclusively deemed to have occurred if any person (other than us, any employee benefit plan, trustee or custodian therefor) is or becomes the beneficial owner, directly or indirectly, of our securities representing more than 20% of the combined voting power of our then outstanding securities. Under our 1980 and 1986 stock appreciation rights plans, outstanding LSARs may be exercised for cash during a thirty-day period following the expiration date of any tender or exchange offer for our common stock, other than one made by us, provided the offeror acquires shares pursuant to its offer and owns thereafter more than 25% of the outstanding common stock. In addition, all options granted under the 1982 Stock Option Plan, the 1986 Stock Option Plan, the 1992 Stock Incentive Plan, the 1995 Stock Plan of NexGen, Inc., the 1996 Stock Incentive Plan and the 1998 Stock Incentive Plan become fully vested on termination of employment within one year following a change in control as defined in those plans. The options will be subject to accelerated vesting if a change in control occurs (as defined under the terms of the executive's management continuity agreement) and either the consideration to be paid to our stockholders for a share of our common stock is equal to or in excess of the stock price target, which if attained, would otherwise result in the vesting of the stock, or the closing price of our common stock on the day thirty days before or after the change in control is equal to or in excess of such stock price target.

  Restricted stock awarded under the 1987 Restricted Stock Award Plan, if provided for in the individual restricted stock award agreement, will be subject to accelerated vesting in connection with a change in control of AMD as defined in the particular agreement. Further, as described above, stock options, LSARs and restricted stock held by executive officers who have entered into management continuity agreements will vest in accordance with the terms of such agreements in connection with a change in control of AMD as defined in the agreements. The restricted shares are subject to accelerated vesting if a change in control occurs (as defined under the terms of the executive's management continuity agreement) and either (a) consideration paid to our stockholders for a share of our common stock equals or exceeds the stock price target, which if attained, would otherwise result in the vesting of the stock, or (b) the closing price of our common stock on the day thirty days before or after the change in control is equal to or in excess of such stock price target.

Certain Relationships and Related Party Transactions

  Mr. Joe Roby, a director, is the President, Chief Executive Officer and a director of Donaldson, Lufkin & Jenrette, Inc. (DLJ). In 1998, Donaldson, Lufkin & Jenrette Securities Corporation, a wholly-owned subsidiary of DLJ, provided investment banking services to us and may provide services to us in 1999.

  Mr. S. Atiq Raza is Co-Chief Operating Officer and Chief Technical Officer and Member of the Office of the CEO of AMD. In connection with Mr. Raza's initial and continued employment by NexGen, NexGen made two loans to him which we assumed upon our acquisition of NexGen. The two loans are each in the principal amount of $50,000 and bear interest at 7.07% and 8.12%. The largest amount due under the loans during 1998 was $149,715, and the aggregate amount outstanding under the loans as of March 1, 1999 was $151,004. The principal amount of the loans was paid in March 1999 and the interest due on the loans was forgiven by AMD.

  In March 1997, Mr. Thomas M. McCoy, Senior Vice President, General Counsel and Secretary, borrowed $450,000 from us pursuant to a promissory note bearing interest at 7.5%, payable in March 1999, secured by a pledge of stock and a deed of trust on real property. Mr. McCoy borrowed an additional $50,000 in April 1997 with identical terms and $20,000 in May 1998 with 7.5% interest payable in May 2000. In January 1999, the $20,000 loan was forgiven by AMD and the remaining loans were restructured to extend the term to March 2002, change the interest rate to 4.57%, and require payment in four annual installments. The largest amount due under the loans during 1998 was $558,985, and the aggregate amount outstanding under the loans as of March 1, 1999 was $506,176.

  Mr. Francis P. Barton is the Senior Vice President, Chief Financial Officer of AMD. In connection with Mr. Bartons initial employment by AMD, we loaned him $200,000 pursuant to a promissory note bearing interest at 5.43%, payable in four annual installments beginning September 1, 1999, secured by a deed of trust on real property. The largest amount due under the loan during 1998 was $202,715, and the aggregate amount outstanding under the loan as of March 1, 1999 was $204,550.

  Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the Performance Graphs on pages 18-19 shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

Board Compensation Committee Report on Executive Compensation

  During 1998, the Compensation Committee of AMD's Board of Directors consisted of Mr. Blalack, as Chairman, Dr. Brown and Dr. Silverman. The members of the Compensation Committee are independent non-employee, non-affiliated directors.

  The Committee has overall responsibility for AMD's executive compensation policies and practices. The Committee's functions include:

  . Determining the compensation of the Chief Executive Officer of AMD.

  . Reviewing and approving all other executive officers' compensation, including salary and payments under the annual executive bonus plans, in each case based in part upon the recommendation of the Chief Executive Officer of AMD and the Senior Vice President, Human Resources.

  . Granting awards to executive officers and, depending on the size of the award, to other employees under AMD's equity incentive plans.

  Certain officers of AMD, outside counsel and consultants typically attend meetings of the Committee. No officer of AMD is present during discussions or deliberations regarding that officer's own compensation. The Committee administers AMD's 1998 Stock Incentive Plan, 1996 Executive Incentive Plan, 1996 Stock Incentive Plan, 1995 Stock Plan of NexGen, Inc., and 1992 Stock Incentive Plan.

  Compensation Philosophy and Policies. The Committee believes that long-term corporate success, defined as sustained profitable growth, is best achieved in an environment in which employees have the opportunity to be innovative and are rewarded appropriately for that innovation. In order to provide a direct link between corporate performance and compensation which will attract and retain top-caliber employees, the Committee's compensation philosophy is to provide total compensation opportunities that are highly competitive with the pay practices of other industry-leading companies. Our compensation policies are designed to address a number of objectives, and to both reward financial performance and motivate executive officers to achieve significant returns for our stockholders. Our policies rely on two principles. First, a large portion of executive officers' cash compensation should be at risk and vary depending upon meeting stated financial objectives. Second, a significant portion of executive officers' total compensation should be in the form of stock and other equity incentives.

  When establishing salaries, bonus levels and stock or equity awards for executive officers, the Committee considers the individual's role, responsibilities and performance during the past year, and the amount of compensation paid to executive officers in similar positions at companies that compete with us for executives. The Committee has retained an outside compensation consultant to make periodic reviews of competitive data obtained from other independent consultants. The Committee's determinations take into account our outside compensation consultant's reviews and the compensation practices of those high technology companies that compete with us for executive talent and have annual revenues generally in excess of $1 billion. Most of these companies are included in the Technology-500 Index used in the performance graphs appearing in this proxy statement.

  Because we want to attract and retain top-caliber employees, we typically set base salaries at or above the median for this group of companies. Companies outside the semiconductor industry are selected for inclusion in this review based upon the extent to which they satisfy a list of selection criteria, which includes size, growth rates, similar financial performance, leadership status in their industry, reputation for innovation and the extent to which they compete with us for executives, not all of which may be satisfied in any particular case. The Committee has instructed its compensation consultant to include in its review companies other than those included in the Technology-500 Index because we compete for executives from outside the semiconductor industry, depending upon the specific skills required for the position.

  The Committee uses comparative data to set compensation targets that will provide executive officers with compensation that exceeds the average amounts paid to similar executives in years in which we achieve superior results, and with compensation below the average of amounts paid to similar executives in years in which we fail to achieve superior results. However, the Committee also makes discretionary and subjective determinations of appropriate compensation amounts to reflect, for example, our philosophy of compensating executives for the success they achieve in managing specific enterprises. The Committee places considerable weight upon the recommendations of the Chief Executive Officer in the case of other executive officers. While decisions concerning specific 1998 salaries, bonus levels, and stock or equity awards for individual executive officers were made within this broad framework, and in light of each executive officer's level of responsibility, performance, and competitive pay position, the awards were ultimately based upon the Committee's judgment regarding the individual executive officer's performance, taking account of whether each particular payment or award would provide an appropriate reward and incentive for his contribution to the continuation of our long-term profit performance.

  Base Salary. In consultation with members of the Committee, the Chief Executive Officer reviews annually every other executive officer's base salary, including those officers who are also directors. When reviewing base salaries, he considers individual and corporate performance, levels of responsibility and competitive pay practices. These factors vary from individual to individual and the Chief Executive Officer does not assign relative weight or priority to any one factor. In 1998, no executive officer received an increase in base salary until the third quarter, when AMD returned to profitability.

  In recognition of Mr. Sanders' service and contribution to the continued success of AMD and to ensure his continued service as Chairman and Chief Executive Officer, we entered into an employment agreement with him effective September 1, 1996. Under Mr. Sanders' agreement, the Committee approved a 4.1% increase to Mr. Sanders' base salary for 1998 as a cost of living adjustment. This 4.1% adjustment will be deferred until a deduction for federal income tax purposes will be allowed for its payment, or March 31, 2004, if earlier. We paid Mr. Sanders a base salary of $1,000,000 for 1998. The agreement is discussed in detail in this proxy statement in the section entitled "Employment Agreements and Compensation Agreements" on p. 10.

  Annual Cash Bonus Incentives. Annual cash bonus incentives allow us to communicate key corporate goals to all employees and reward employees for achieving those goals each fiscal year. As one example of these incentives, we allocate up to 10% of operating profits to a profit sharing program in which all domestic and U.S. expatriate employees participate. Generally, we pay a portion of this allocation in cash and contribute a portion to a tax-qualified deferred profit sharing plan.

  All senior executives with titles of vice president and above, other than Mr. Sanders, Mr. Previte and Mr. Raza, were eligible in 1998 for bonus awards under the Executive Bonus Plan. The Executive Bonus Plan has a short-term component and a long-term component. The amount payable under the short-term component of the Executive Bonus Plan ranges from 0% to 100% of base salary depending on the executive's level of responsibility. Under the short-term component, 80% of the targeted bonus is based on AMD's achievement of predetermined operating income goals beyond a threshold level of operating income. The remaining 20% of the targeted bonus under the short-term component is based on the executive's achievement of various group and division goals developed by the executive's manager. Bonuses under the long-term component of the Executive Bonus Plan are based on AMD's three-year average return on equity relative to that of the S&P 500 Index, and on AMD's three-year sales growth relative to that of the semiconductor industry, as published by Worldwide Semiconductor Trade Statistics (WSTS). In order for an award to be paid under the long-term component, we must achieve a threshold level of performance relative to the S&P 500 and WSTS indexes, which is established by management, approved by the Committee and reviewed by the Board. The maximum amount payable under the long-term component is 60% of base salary.

  In 1998, none of the eligible and participating executives earned an award under the Executive Bonus Plan. Certain executives received performance-related special bonuses.

  Mr. Sanders' agreement provides for a formula-based annual incentive bonus payable in an amount equal to 0.6% of the annual adjusted operating profits of AMD for each fiscal year through 2001 in excess of 20% of adjusted operating profits for the immediately preceding fiscal year, not to exceed $5,000,000. Any amount exceeding the maximum annual award (the Unpaid Contingent Bonus) is carried forward and added to the bonus determined for each specified future period (subject to the $5,000,000 limit in each of those years). The agreement provides that a discretionary bonus may also be awarded by the Compensation Committee of the Board, based on the Committee's assessment of Mr. Sanders' performance. No incentive or discretionary bonus was paid to Mr. Sanders for 1998.

  Equity Incentive Awards. A fundamental tenet of AMD's compensation policy is that significant equity participation creates a vital long-term partnership between executive officers and other stockholders. As of March 1, 1999, executive officers of AMD owned an aggregate of 584,038 shares of common stock (including restricted shares) and had the right to acquire an additional 3,950,698 shares of common stock upon the exercise of employee stock options which are exercisable by April 30, 1999. These interests, exclusive of other outstanding options, represented in the aggregate 3.02% of AMD's outstanding capital stock on March 1, 1999. We intend to continue our strategy of encouraging our executive officers to become stockholders.

  The number of shares of common stock subject to option grants or restricted stock awards is based on AMD's business plans, the executive's level of corporate responsibility and individual performance, historical award data, and competitive practices of high technology and companies that compete with us for executives, with annual revenues generally in excess of $1 billion satisfying the other criteria set forth above. In making these grants, the Committee exercises its discretion and does not assign any relative weight to one or more of these factors. Further, the Committee generally does not consider whether an executive has exercised previously granted options. During fiscal 1998, executive officers received options to purchase 1,359,150 shares of common stock. Mr. Sanders did not receive any equity awards in fiscal 1998.

  1998 Stock Incentive Plan. In October 1998, upon the recommendation of the Committee, the Board of Directors approved a new stock incentive plan. The 1998 Stock Incentive Plan allows options to be granted for 3,700,000 shares of stock and the issuance of 1,000,000 shares of restricted stock. Officers and directors are not eligible under the plan to receive restricted stock awards. No more than 45 percent of the options granted may be to officers and directors, and employees other than officers and directors must receive more than 50 percent of the shares available for grant under the plan. Options granted under the plan must be at exercise prices equal to the fair market value of the stock on the date of grant. As of March 1, 1999, 121,250 options were granted from this plan.

  Tax Policy. Section 162(m) of the Internal Revenue Code of 1986 (the Code) limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and are contingent on stockholder approval of the compensation arrangement. AMD has endeavored to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

  While the Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that AMD may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m).

  1998 Option Repricing Program for Employees Below the Level of Vice President. Equity incentive compensation is the crucial compensation issue in high technology companies where competition for talented engineers and other key employees is intense. The annual stock option awards to AMD employees in August of 1997 were granted at the market price of the stock at that time -- $37.50. In 1998, the market price of AMD's stock decreased from over $30 in April to $14 in August. The Committee believed that the number of options outstanding with an exercise price above the market price was no longer an effective tool for retaining employees, particularly those employees who acquired options only in the past two years. Therefore, on September 10, 1998, in order to retain key engineering employees who otherwise could effectively "reprice" their options by leaving AMD for another company, the Committee approved a limited repricing program structured to minimize the potential for stockholder dilution. The program provided that:

  . Members of the Board, Executive Officers and Vice Presidents were excluded from this repricing program.

  . The exercise price for the repriced options was set at 20% above the closing price of AMD common stock on the date of the repricing ($19.43 rather than $16.19).

  . The vesting schedule for the repriced options was extended by one year, requiring employees to work for an additional year before those options vest.

  . Less than 10% of outstanding options were repriced.

  Eligible employees were allowed to exchange options with exercise prices over $19.43 per share on a one-for-one basis for new options at that price.

  Conclusion. The Committee believes that long-term stockholder value is enhanced by corporate and individual performance achievements. Through the plans and policies described above, a significant portion of AMD's executive compensation is based on corporate and individual performance, as well as competitive pay practices. The Committee believes equity compensation, in the form of stock options and restricted stock, is vital to the long-term success of AMD. The Committee remains committed to this policy, recognizing the competitive market for talented executives and that the cyclical nature of AMD's business may result in highly variable compensation for a particular time period.

                                          COMPENSATION COMMITTEE

                                          Charles M. Blalack
                                          R. Gene Brown
                                          Leonard M. Silverman

                              Performance Graphs

        Comparison of Five-Year and Eight-Year Cumulative Total Return

                   Advanced Micro Devices, S&P 500 Index and

                             Technology-500 Index

  The following two graphs show a five-year and an eight-year comparison of cumulative total return on our common stock, the S&P 500 Index and the Technology-500 Index from December 31, 1993 through December 31, 1998, and from December 31, 1990 through December 31, 1998. The past performance of our common stock is no indication of future performance.


  The first graph was plotted using the following data:

                                              Year ending December 31,
                                    --------------------------------------------
                                    1993  1994    1995    1996    1997    1998
                                    ---- ------- ------- ------- ------- -------
AMD................................ $100 $140.14 $ 92.98 $145.11 $100.03 $163.43
S&P 500............................ $100 $101.32 $139.40 $171.40 $228.59 $293.91
Technology-500..................... $100 $116.55 $167.88 $238.17 $300.32 $519.48

  The second graph was plotted using the following data:

                                               Year ending December 31,
                         --------------------------------------------------------------------
                         1990  1991    1992    1993    1994    1995    1996    1997    1998
                         ---- ------- ------- ------- ------- ------- ------- ------- -------
AMD..................... $100 $358.97 $371.79 $364.10 $510.26 $338.56 $528.35 $364.20 $595.04
S&P 500................. $100 $130.47 $140.41 $154.56 $156.60 $215.45 $264.91 $353.30 $454.27
Technology-500.......... $100 $114.08 $118.79 $146.13 $170.31 $245.32 $348.04 $438.85 $759.10

Item 2--Ratification of Independent Auditors

  Unless you indicate otherwise, your proxy will vote FOR the ratification of the appointment of Ernst & Young LLP as the independent auditors for the current year. Ernst & Young LLP has been our independent auditors since our incorporation in 1969.

  Audit services of Ernst & Young LLP during the 1998 fiscal year included the examination of our consolidated financial statements and services related to filings with the Securities and Exchange Commission and other regulatory bodies.

  Our Audit Committee meets with Ernst & Young LLP several times a year. At such times, the Audit Committee reviews both audit and non-audit services performed by Ernst & Young LLP for the preceding year, as well as the fees charged for such services. Among other things, the Committee examines the effect that the performance of non-audit services may have upon the independence of the auditors.

  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. He or she will also be available to respond to appropriate questions from stockholders.

  Your Board of Directors unanimously recommends that you vote "FOR" the ratification of the appointment of Ernst & Young LLP as the independent auditors for the current year. Unless you indicate otherwise, your proxy will vote "FOR" ratification.

Item 3--Approval of the Amendment to the Advanced Micro Devices, Inc. 1991 Stock Purchase Plan (Employee Stock Purchase Plan)

  In February 1991, our Board of Directors adopted the 1991 Stock Purchase Plan (the SPP) that authorized 2,500,000 shares of our common stock to be issued to employees. The SPP was approved by our stockholders at the 1991 annual meeting. An amendment to the SPP increasing the number of shares issuable to 3,600,000 was proposed and adopted by our stockholders at the Special Meeting of Stockholders held on January 16, 1996. An amendment to the SPP increasing the number of shares issuable to 5,100,000 was proposed and adopted by the stockholders at the 1997 annual meeting. As of March 1, 1999, there are only 216,301 shares of our common stock remaining available for issuance under the SPP. You are being asked to approve an amendment to the SPP to increase the number of shares authorized to be issued under the SPP to 7,100,000. The essential features of the SPP, as proposed to be amended, are outlined below.

Summary Description of the SPP as Amended

  Purpose. The purpose of the SPP, which is intended to qualify under Section 423 of the Code, is to provide our employees (including officers) and participating subsidiaries with an opportunity to purchase our common stock through payroll deductions. The Board of Directors believes that equity participation in the SPP provides employees at all levels with a greater incentive to contribute to our success.

  Administration. The SPP is administered by a committee appointed by the Board. Offerings under the SPP have a duration of three months and commence on the first business day on or after February 1, May 1, August 1 and November 1 of each year, unless otherwise specified by the Board of Directors.

  Eligibility and Participation. Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year by us or our participating subsidiaries is eligible to participate in the SPP. Employees become participants in the SPP by delivering to us a subscription agreement within a specified period of time prior to the commencement of each offering period.

  No employee who owns 5% or more of the total combined voting power or value of all classes of shares of our stock or our subsidiaries' stock, including shares which may be purchased under the SPP or pursuant to any other options, is permitted to purchase shares under the SPP. In addition, no employee is entitled to purchase more than $25,000 worth of shares under the SPP in any calendar year based on the fair market value of the shares at the time the option is granted.

  We estimate approximately 7,350 of our current employees are eligible to participate in the SPP. We are not presently able to determine the amount of benefits which may be received by employees under the SPP.

  Payroll Deductions. The purchase price of the shares is accumulated by payroll deductions over each offering period. The deductions may not be greater than 10% of a participant's compensation, nor less than a minimum established by the Board or its delegate. Compensation, for purposes of the SPP, includes salary, shift differential, lead pay and overtime, but excludes bonuses, special awards, 50% of commissions, income attributable to option exercises, reimbursements and allowances. A participant may increase or decrease his or her rate of payroll deductions once during each offering period.

  All payroll deductions of a participant are credited to his or her account under the SPP and are deposited with our general funds. Such funds may be used for any corporate purpose. No charges for administrative or other costs may be made by us against the payroll deductions.

  Purchase Price. The price at which shares are sold under the SPP is the lower of 85% of the fair market value of our common stock at the beginning of the offering period or 85% of the fair market value of our common stock as of the end of such period.

  Number of Shares. As amended, the SPP authorizes common stock for issuance under the SPP, subject to stockholder approval.

  At the beginning of an offering period, each participant is granted an option to purchase up to that number of shares equal to 30% of the participant's eligible compensation for the preceding offering period divided by 85% of the fair market value of a share of our common stock at the beginning of the offering period. Unless the employee's participation is discontinued, his or her option for the purchase of shares will be exercised automatically at the end of the offering period at the applicable price. To the extent an employee's payroll deductions exceed the amount required to purchase the shares subject to an option, such excess amount is refunded to the employee at the end of the offering period. To the extent that an employee's payroll deductions are insufficient to exercise the full number of shares subject to an option, the remaining portion of the option expires unexercised. The market value of our common stock on the New York Stock Exchange as of March 1, 1999, was $18.31 per share.

  Withdrawal from the SPP. A participant may terminate his or her interest in a given offering by withdrawing all, but not less than all, of the accumulated payroll deductions credited to such participant's account at any time prior to the end of the offering period. The withdrawal of accumulated payroll deductions automatically terminates the employee's interest in that offering. As soon as practicable after such withdrawal, the payroll deductions credited to a participant's account are returned to the participant without interest. A participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the SPP.

  Termination of Employment. Termination of a participant's employment for any reason, including retirement or death or the failure to remain in the continuous employ of AMD for at least 20 hours per week (except for certain leaves of absence), cancels his or her participation in the SPP immediately. In such event, the payroll deductions credited to the participant's account will be returned to the participant, or in the case of death, to the person or persons entitled thereto, without interest.

  Changes in Capitalization. In the event of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, exchange of shares or other change in capitalization, the number of shares then subject to an option and the number of authorized shares remaining available to be sold shall be increased or decreased appropriately, with such other adjustment as may be deemed necessary or equitable by the Board, including adjustments to the price per share.

  Transferability. No rights or accumulated payroll deductions of an employee under the SPP may be pledged, assigned or transferred for any reason, and any such attempt may be treated by us as an election to withdraw from the SPP.

  Amendment and Termination of the Plan. The Board of Directors may at any time amend or terminate the SPP, except that such termination cannot affect options previously granted nor may any amendment make any change in an existing option which adversely affects the rights of any participant without the participant's consent. No amendment may be made to the SPP without prior or subsequent stockholder approval, if stockholder approval would be required to meet the requirements of Section 423 of the Code or to satisfy the requirements of a stock exchange on which our shares are listed.

  Federal Income Tax Consequences. The SPP, and the right of participants to make purchases thereunder, is intended to qualify as an "employee stock purchase plan" under the provisions of Section 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. We will be entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the holding period described below. A participant may become liable for tax upon disposition of the shares acquired, as summarized below.

  1. If the shares are sold or disposed of, including by way of gift, at least two years after the date of the beginning of the offering period, the participant will recognize ordinary income in an amount equal to the lesser of
(a) the excess of the value of the shares at the time of such disposition over the purchase price of the shares or (b) 15% of the value of the shares at the beginning of the offering period. Any further gain upon such disposition will be treated as long-term capital gain. If the sale price is less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference.

  2. If the shares are sold or disposed of, including by way of gift or exchange in connection with the exercise of an incentive stock option, before the expiration of the two-year holding period described above, the excess of the value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant. This amount will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or other disposition. A capital loss will be recognized if the sale price is lower than the value of the shares on the date of purchase but any such loss will not affect the ordinary income recognized upon the disposition.

Required Vote

  The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the amendment to the SPP is required for approval. If you abstain from voting, it has the same effect as if you voted against the amendment to the SPP. Broker non-votes, if any, will not be counted in determining the number of shares present and entitled to vote on the amendment to the SPP.

  Your Board of Directors unanimously recommends that you vote "FOR" approval of the amendment to the SPP. Unless you indicate otherwise, your proxy will vote "FOR" approval.

Annual Report and Financial Statements

  Our 1998 Annual Report, which includes our audited financial statements for the fiscal year ended December 27, 1998, has accompanied or preceded this proxy statement. We will provide, without charge, upon your written request, a copy of our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Requests should be directed to our Corporate Secretary at Advanced Micro Devices, Inc., One AMD Place, P.O. Box 3453, Sunnyvale, California 94088-3453.

Other Matters

  Subject to Securities and Exchange Commission regulations, if you want to present a proposal at the 2000 Annual Meeting, send the proposal to our Corporate Secretary not later than November 30, 1999 to be included in the 2000 Annual Meeting proxy statement.

  AMD, the AMD logo and combinations thereof, Advanced Micro Devices and NexGen are either registered trademarks or trademarks of Advanced Micro Devices, Inc.

AMD-177O-PS-99                                                       AMD-223314A

                                [LOGO OF AMD]
                                One AMD Place
                             Sunnyvale, CA 94088
                               (408) 732-2400


You are cordially invited to attend the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. to be held at 10:00 a.m. on Thursday, April 29, 1999, at the St. Regis Hotel at 2 East 55th Street, New York, New York. Detailed information regarding the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you either vote by telephone or by
                                               ------                   --
the Internet or sign and return your proxy card as soon as possible in the
             --
envelope provided.




 [1770 - AMD (Advanced Micro Devices, Inc.)] [File name: AMD37B.ELX] [VERSION-4]
                                   [3/15/99]


AMD37B                           DETACH HERE
--------------------------------------------------------------------------------
                                    Proxy

                        ADVANCED MICRO DEVICES, INC.

               Annual Meeting of Stockholders -  April 29, 1999

         This Proxy is solicited on behalf of the Board of Directors

   The undersigned appoints W.J. SANDERS III and THOMAS M. MCCOY and each of them as proxies for the undersigned, with full power of substitution to represent and to vote all the stock of the undersigned on the following matters as described in the Proxy Statement accompanying the Notice of Meeting, receipt of which hereby acknowledged, and according to their discretion on all other matters that may be properly presented for action at the Annual Meeting of Stockholders of Advanced Micro Devices, Inc. to be held on Thursday, April 29, 1999, and at any adjournment(s) or postponement(s) thereof. If properly executed, this proxy shall be voted in accordance with the instructions given. To the extent no directions are given on a proposal, the proxyholders will vote FOR the nominees listed on the reverse side, FOR the ratification of the appointment of Independent auditors, and FOR the amendment to the 1991 Stock Purchase Plan, and in the discretion of the proxyholders on other matters which may properly be presented at the meeting. The undersigned may revoke this proxy at any time prior to its exercise or may attend the meeting and vote in person.



                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

-----------------                                              -----------------
   SEE REVERSE                                                    SEE REVERSE
      SIDE                                                           SIDE
-----------------                                              -----------------

[LOGO OF AMD]
c/o EquiServe
P.O. Box 8040
Boston, MA 02268-8040


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Follow these four easy steps:

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AMD37A                            DETACH HERE
--------------------------------------------------------------------------------
  [1770 - AMD, Inc. (Advanced Micro Devices, Inc.)] [File Name: AMD37 A.ELX]
                             [VERSION-1] [3/04/98]

[X] Please mark
    votes as in
    this example.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES FOR DIRECTORS, FOR RATIFICATION OF ERNST & YOUNG LLP AS THE CORPORATION'S INDEPENDENT AUDITORS, AND FOR APPROVAL OF THE AMENDMENT TO THE 1991 STOCK PURCHASE PLAN.

The Board of Directors recommends a vote FOR items 1, 2, and 3.

Nominees for Directors:

(01) W.J. Sanders III, (02) Friedrich Baur,
(03) Charles M. Blalack, (04) R. Gene Brown,
(05) Robert B. Palmer, (06) Richard Previte,
(07) S. Atiq Raza, (08) Joe L. Roby,
(09) Leonard Silverman


1. Election of  [_]   FOR    [_] WITHHELD      2. Ratification of appointment of   FOR   AGAINST   ABSTAIN
   directors.         ALL        FROM ALL         independent auditors.            [_]     [_]       [_]
                    NOMINEES     NOMINEES
                                               3. Amendment to the 1991 Stock      [_]     [_]       [_]
                                                   Purchase Plan
[_] __________________________________________
    For all nominees except as noted above.
                                                MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT        [_]

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